Vendum Batteries Inc.

Accounting Worx Suite, 400 Thames Valley Park Drive, Reading RG6 1PT

07/06/2010

Private & Confidential

Professor Peter J Skabara : C/O Department of Pure Applied Chemistry, Strathclyde University, 295 Cathedral Street, Glasgow, G1 1XL

Dear Peter,

I am pleased to confirm the terms of your appointment as a non-executive member of the Advisory Board of the Company:

1.	This letter records the terms on which you are to serve as a non-executive member of the Advisory Board of the Company from 11/06/2010.

2.
Your appointment on the terms set out in this letter, is for an initial period of 12 months from 11/06/2010, although either party may give the other three months' notice in writing to terminate your appointment at any time.

3.	You will return all property of the Company in your possession on the expiry or termination of this appointment.

4.
You will be entitled to payment for your services as a non-executive member of the Advisory Board of a fee to be agreed with the consultancy company providing your services under a separate agreement, such fee to accrue from day to day and to be payable monthly in arrears subject to the deduction of tax and national insurance contributions as appropriate. You accept that such separate agreement and fee shall commence once the Company has been funded from its proposed initial round of fund raising, with the level of fee and commitment to be negotiated in good faith at that time. You will be entitled to participate in any share option arrangements, which the Company puts in place.  As initial consideration for your non-executive services hereunder, the Company shall procure that you receive a number of shares (to be confirmed when shares are issued) in the Company (i.e. 0.5% of the current issued share capital).

5.
Remuneration will be paid in the form of a monthly retainer fee (the "Base Salary") which shall be at a rate of one thousand five hundred pounds (£1,500) per month and shall be paid on receipt of an invoice from you in accordance with the Corporation's regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The 'base salary' will be paid for 10 hours of your time per month. In addition to the 'base salary' you will be paid at a rate of seventy five pounds (£75.00) per hour for any work undertaken for Vendum Batteries Inc.

6.
Roles and responsibilities will include advising the board on technical viability and capabilities of proposed battery design(s), managing the specifications and production of prototypes, providing technical assistance in answering investor conference calls and discussions and establishing objectives for technical milestones, timetables and any relevant R&D considerations for creating commercially viable battery production capabilities.

7.
In the event that you are called on or requested to perform any special duties or responsibilities outside your ordinary duties as member of the Advisory Board, the Board may agree to pay you special remuneration.

8.
In addition, you will be entitled to be repaid all travel, accommodation, and other reasonable expenses (including without limitation mobile telephone expenses) properly incurred in connection with your duties as non-executive member of the Advisory Board.

9.
As a non-executive member of the Advisory Board you will perform the duties normally attendant on that office, including (without limitation) attending Advisory Board meetings, which are normally held quarterly, on such dates as will be notified to you. Non-executive members of the Advisory Board are expected to work with and through the Advisory Board; they are not expected to undertake executive duties or to assume executive responsibilities.

10.
During the term of your appointment you may not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in, or hold any office in, any business or undertaking which competes directly in the same country with any of the businesses of the Company (or Group) or is a significant customer or supplier of any such businesses. For the purposes of this letter "Company" or "Group" shall mean the Company and any subsidiary or subsidiary undertaking (such terms having the respective meanings assigned thereto by sections 736 and 258 of the Companies Act 1985, as amended) of it as exists from time to time. However, this shall not prohibit you from holding (directly or through nominees) investments listed or admitted to trading on the Official List of the United Kingdom Listing Authority ("UKLA") or in the AiM Market of the London Stock Exchange Pic ("AIM") or on any other recognized investment exchange so long as you do not hold more than 5 per cent of the issued shares or other securities of any class of anyone company without the prior sanction of a resolution of the Board.

11.	Both during the term of your appointment and after its termination you will observe the obligations of confidentiality, which are attendant on the office of member of the Advisory Board.

12.	Nothing in this letter is deemed to make you an employee of the Company.

13.	This agreement may be executed in two or more counterparts and the counterparts shall together constitute one agreement provided that each party has executed one or more counterparts.

Kindly confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter and returning the copy to me at the above address.

Yours sincerely

/s/ Fraser Cottington

CEO

For and on behalf of Vendum Batteries Inc.

I accept my appointment as a non-executive member of the Advisory Board of the Company on the terms set out above

/s/ Peter Skabara

Dated: 16/06/10